Exhibit 15.1

Certified Public Accountants & Business Consultants
Bank of America Financial Center - 601 W. Riverside, Suite 1940 - Spokane, WA 99201-0611
509-838-5111 Fax: 509-838-5114 E-mail: wwpcpas@williams-webster.com

Board of Directors
FirstBingo.com
Toronto, ON
Canada

LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION

Re: Form SB-2

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 21, 2003, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

December 3, 2003